UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2013

ROCKIES REGION 2006 LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

WEST VIRGINIA	000-52787	20-5149573
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203

Registrant's telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 4, 2013, Rockies Region 2006 Limited Partnership's (the “Partnership”) managing general partner, PDC Energy, Inc. (“PDC”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with certain affiliates of Denver-based Caerus Oil and Gas LLC (“Caerus”), pursuant to which the Partnership has agreed to sell to Caerus the Partnership's Piceance Basin oil and gas properties located in Garfield County, Colorado (the “Assets”) for aggregate cash consideration of approximately $7.8 million (the “Purchase Price”), subject to customary adjustments to the Purchase Price, including adjustments based on title and environmental diligence to be conducted by Caerus (the “Transaction”). The Assets do not include any of the Partnership's Wattenberg Field assets. Additionally, the Partnership has agreed to sell certain derivative instruments associated with the Piceance Basin to Caerus at fair market value. Pursuant to the Purchase Agreement, PDC will sell to Caerus assets located in the Piceance Basin and certain other areas on its own behalf as well.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by PDC and Caerus. Each party's obligation to consummate the Transaction is conditioned upon, among other things, (i) the accuracy of the parties' representations and warranties as of the closing, (ii) the parties' performance, in all material respects, of all covenants, and (iii) the absence of any legal order prohibiting the consummation of the Transaction. There can be no assurance that the Transaction will close in the time frame expected or at all. The effective date of the closing will be January 1, 2013 and all proceeds and certain customary operational costs and expenses attributable to the Assets will be apportioned between the Partnership and Caerus according to such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 8, 2013

PDC ENERGY, INC.

By: /s/ Daniel W. Amidon
Daniel W. Amidon
General Counsel and Secretary
PDC Energy, Inc.
Managing General Partner of the Registrant